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MANAGEMENT'S REPORT ON ASSESSMENT OF COMPLIANCE WITH SEC REGULATION
AB SERVICING CRITERIA
PNC Bank, N.A. (the "Asserting Party") is responsible for assessing compliance as of and for the year ended
December 31, 2007 (the "Reporting Period" ) with the servicing criteria set forth in Title 17, Section 229.1122(d)
of the Code of Federal Regulations (the "CFR"), except for criteria 229.1122(d)(1)(iii), 229.1122(d)(2)(iv),
229.1122(d)(3)(i)(C), 229.1122(d)(4)(i), 229.1122(d)(4)(x), 229.1122(d)(4)(xi), 229.1122(d)(4)(xii), and
229.1122(d)(4)(xv) in the CFR, which the Asserting Party has concluded are not applicable to the servicing activities it performs with respect to the asset-backed securities transaction covered by this report ( the "Applicable
Servicing Criteria" ). Criteria 229.1122(d)(3)(i)(A)-(B)-(D) are applicable only to the extent that the Asserting
Party provides certain reporting information to the Indenture Trustee, as defined in the transaction servicing agreement. The HEMT 2006-2 and HEMT 2007-1 (the "Platform") transactions covered by this report are backed by residential home equity lines of credit serviced by the Asserting Party.
The Asserting Party has engaged vendors to perform certain activities required by the following servicing criteria, 229.1122(d)(4)(ii), 229.1122(d)(4)(vii), 229,1122(d)(4)(viii) and 229.1122(d)(4)(xiii). The Asserting
Party has determined that these vendors are not considered a "servicer" as defined in Item 1101(j) of Regulation
AB, and the Asserting Party has elected to take responsibility for assessing compliance with the servicing criteria applicable to these vendors as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance
Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"). As permitted by Interpretation
17.06, the Asserting Party has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to these vendors. The Asserting Party is solely responsible for determining that it meets the SEC requirements to apply
Interpretation 17.06 for the vendors and related criteria as described in its assertion, and it has performed procedures with respect to the its determination of its eligibility to use Interpretation 17.06.
The Asserting Party has assessed its compliance with the Applicable Servicing Criteria for the Reporting
Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable
Servicing Criteria with respect to the Platform.
Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria for the Reporting Period as set forth in this assertion,
PNC BANK, NA
Date: March 5, 2008
By: /s/ Neal J Heiss

Name: Neal J Heiss, Senior Vice President and General Manager Consumer Loan Operations